Exhibit 23.1

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 7, 2025, with respect to the combined consolidated financial statements of FT Intermediate, Inc. and Figure Markets Holdings, Inc. and their Subsidiaries, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
November 5, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.